Exhibit 99.1

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Fourth Quarter and Full Year 2015 Results

•    Fourth Quarter Revenues of $442.2 Million; Full Year Revenues of $1.78 Billion

•    Fourth Quarter Adjusted EPS of $0.24; Full Year Adjusted EPS of $1.84

•    Full Year 2016 Adjusted EPS Guidance Range of Between $1.90 and $2.15

Washington, D.C., Feb. 25, 2016 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today released its financial results for the quarter and full year ended December 31, 2015.

For the quarter, revenues increased 4.0 percent to $442.2 million compared to $425.2 million in the prior year quarter. Excluding the estimated negative impact of foreign currency translation (“FX”), revenues increased 6.3 percent compared to the prior year quarter. Fully diluted earnings per share (“EPS”) were $0.25 compared to $0.02 in the prior year quarter. Fourth quarter EPS in the prior year quarter included a $4.6 million non-cash income tax reserve and a $1.6 million special charge, which reduced EPS by $0.11 and $0.02, respectively. Adjusted EPS and Adjusted EBITDA were $0.24 and $35.2 million, respectively, compared to $0.04 and $36.1 million respectively, in the prior year quarter. Adjusted EBITDA was 8.0 percent of revenues as compared to 8.5 percent of revenues in the prior year quarter.

For the full year, revenues increased 1.3 percent to $1.78 billion compared to $1.76 billion in the prior year. Excluding the estimated negative impact of FX, revenues increased 4.1 percent compared to the prior year. EPS were $1.58 and included a $19.6 million debt extinguishment charge compared to the prior year EPS of $1.44, which included $16.3 million of special charges. Full year Adjusted EPS were $1.84 and Adjusted EBITDA was $205.8 million, or 11.6 percent of revenues, compared to Adjusted EPS of $1.64 and Adjusted EBITDA of $210.6 million, or 12.0 percent of revenues, in the prior year.

Adjusted EPS, Adjusted EBITDA and Adjusted Segment EBITDA are non-GAAP measures defined elsewhere in this press release and are reconciled to GAAP measures in the accompanying financial tables.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “We, of course, are pleased that we were able, for the first time since 2009, to drive double-digit Adjusted EPS growth this past year.”

Mr. Gunby added, “Though 2016 will be another year of major change, with all its attendant risks and uncertainties, the accomplishments to date mean we exit 2015 within sight of our goal of being able to drive a double-digit Adjusted EPS gain on a sustained basis going forward — and to do so while building an ever more robust platform for great professionals to serve our clients on their most important issues.”

Cash Position and Capital Allocation

Net cash provided by operating activities for the year was $139.9 million compared to net cash provided by operating activities of $135.4 million in the prior year. Cash and cash equivalents were $149.8 million at December 31, 2015 compared to $283.7 million at December 31, 2014. During the quarter, and for the year, the Company spent $26.5 million to repurchase approximately 765,000 shares at an average price of $34.68 under its $50 million share repurchase authorization, which expires on May 5, 2016.

Fourth Quarter Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $18.5 million or 19.9 percent to $111.6 million in the quarter compared to $93.1 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $21.0 million or 22.6 percent compared to the prior year quarter. The increase in revenues was driven primarily by higher demand for distressed service offerings in North America. Adjusted Segment EBITDA was $18.9 million, or 17.0 percent of segment revenues, compared to $9.9 million, or 10.6 percent of segment revenues in the prior year quarter. The increase in Adjusted Segment EBITDA margin was due to an increased mix of higher priced distressed service offerings combined with a lower cost structure in Australia, which was partially offset by higher bad debt expense.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment decreased $4.4 million or 3.7 percent to $116.7 million in the quarter compared to $121.1 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $2.2 million or 1.8 percent compared to the prior year quarter. The decrease in revenues was driven by lower realized pricing and demand in the health solutions practice, which was partially offset by higher realized pricing and demand in the financial and enterprise data analytics practice. Adjusted Segment EBITDA was $8.8 million, or 7.5 percent of segment revenues, compared to $19.4 million, or 16.1 percent of segment revenues in the prior year quarter. The decrease in Adjusted Segment EBITDA margin was due to the aforementioned declines in the health solutions practice, lower utilization in the disputes and investigations practices and higher severance costs.

Economic Consulting

Revenues in the Economic Consulting segment increased $12.1 million or 11.4 percent to $118.6 million in the quarter compared to $106.5 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $14.0 million or 13.2 percent compared to the prior year quarter. The increase in revenues was driven by higher demand for mergers and acquisitions (“M&A”) related antitrust and international arbitration services. Adjusted Segment EBITDA was $18.8 million, or 15.9 percent of segment revenues, compared to $9.8 million, or 9.2 percent of segment revenues in the prior year quarter. The increase in Adjusted Segment EBITDA margin was driven by higher realized pricing and utilization across certain practices, a reduction in a tax equalization employee benefit cost and lower bad debt expense.

Technology

Revenues in the Technology segment decreased $11.6 million or 20.0 percent to $46.6 million in the quarter compared to $58.2 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $10.8 million or 18.6 percent compared to the prior year quarter. The decline in revenues was driven by lower demand for consulting and other services related to large cross-border investigations and litigations and lower realized pricing, which was partially offset by higher demand for M&A-related “second request” work. Adjusted Segment EBITDA was $6.0 million, or 12.8 percent of segment revenues, compared to $13.3 million, or 22.8 percent of segment revenues in the prior year quarter. The decrease in Adjusted Segment EBITDA margin was due to lower utilization in consulting and lower realized pricing in consulting, hosting and managed review services.

Strategic Communications

Revenues in the Strategic Communications segment increased $2.4 million or 5.3 percent to $48.8 million in the quarter compared to $46.3 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $4.8 million or 10.4 percent compared to the prior year quarter with a $1.8 million increase in pass-through income. The remaining $3.0 million increase in revenues was driven by higher demand for public affairs, crisis and M&A-related consulting in North America and in the Europe, Middle East and Africa region. Adjusted Segment EBITDA was $7.6 million, or 15.6 percent of segment revenues, compared to $7.4 million, or 16.0 percent of segment revenues in the prior year quarter. The decrease in Adjusted Segment EBITDA margin was due to a higher mix of low margin pass-through income, which was partially offset by improved staff leverage.

Interim Chief Financial Officer Elected

On February 24, 2016, the Company’s Board of Directors elected Catherine M. Freeman, Senior Vice President, Controller and Chief Accounting Officer, as Interim Chief Financial Officer, effective March 1, 2016. As previously disclosed, the Company has initiated an external search for a permanent successor.

First Quarter of 2016 Special Charge

As a result of an ongoing strategic review of the Technology segment, the Company has taken actions to realign its workforce to address current business demands and position itself for future growth. These actions include the termination of approximately 50 employees, representing approximately 10 percent of the segment’s workforce. The Company estimates the impact of these actions will result in a pre-tax income charge between $4.5 million to $5.5 million, which will be recorded as a special charge in the first quarter of 2016.

2016 Guidance

The Company estimates that revenues for 2016 will be between $1.80 billion and $1.85 billion and Adjusted EPS will be between $1.90 and $2.15.

Fourth Quarter and Full Year 2015 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2015 financial results at 9:00 a.m. Eastern Time on February 25, 2016. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website at www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.78 billion in revenues during fiscal year 2015. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

Note: We define Segment Operating Income (Loss) as a segment’s share of consolidated operating income (Loss). We define Total Segment Operating Income (Loss) as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted EBITDA as consolidated net income (loss) before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-

related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income (loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We define Total Adjusted Segment EBITDA as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted Segment EBITDA margin as Adjusted Segment EBITDA as a percentage of a segment’s share of revenue. We use Adjusted Segment EBITDA to internally evaluate the financial performance of our segments because we believe it is a useful supplemental measure which reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We also believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our operating results, including underlying trends, by excluding the effects of remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. In addition, EBITDA and Adjusted EBITDA are common alternative measures of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP measures, provide management and investors with additional information for comparison of our operating results to the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”) as net income (loss) and earnings per diluted share, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this measure, when considered together with our GAAP financial results, provides management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of GAAP to non-GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flow in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, adverse financial, real estate or other market and general economic conditions, which could impact each of our segments differently, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations”. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015 AND 2014

(in thousands, except per share data)

	Year Ended December 31,
	2015	2014
Revenues	$1,779,149	$1,756,212

Operating expenses
Direct cost of revenues	1,171,444	1,144,757
Selling, general and administrative expenses	432,668	433,845
Special charges	—	16,339
Acquisition-related contingent consideration	(1,200)	(1,676)
Amortization of other intangible assets	11,726	15,521

	1,614,638	1,608,786

Operating income	164,511	147,426

Other income (expense)
Interest income and other	3,232	4,670
Interest expense	(42,768)	(50,685)
Loss on early extinguishment of debt	(19,589)	—

	(59,125)	(46,015)

Income before income tax provision	105,386	101,411
Income tax provision	39,333	42,604

Net income	$66,053	$58,807

Earnings per common share — basic	$1.62	$1.48

Weighted average common shares outstanding — basic	40,846	39,726

Earnings per common share — diluted	$1.58	$1.44

Weighted average common shares outstanding — diluted	41,729	40,729

Other comprehensive loss, net of tax:
Foreign currency translation adjustments, net of tax $0	$(28,727)	$(29,179)

Other comprehensive loss, net of tax	(28,727)	(29,179)

Comprehensive income	$37,326	$29,628

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2015 AND 2014

(in thousands, except per share data)

	Three Months Ended December 31,
	2015	2014
Revenues	$442,204	$425,158

Operating expenses
Direct cost of revenues	299,336	281,689
Selling, general and administrative expenses	116,351	115,965
Special charges	—	1,628
Acquisition-related contingent consideration	(55)	(85)
Amortization of other intangible assets	2,807	4,055

	418,439	403,252

Operating income	23,765	21,906

Other income (expense)
Interest income and other	392	1,205
Interest expense	(6,231)	(12,488)

	(5,839)	(11,283)

Income before income tax provision	17,926	10,623
Income tax provision	7,577	9,702

Net income	$10,349	$921

Earnings per common share — basic	$0.25	$0.02

Weighted average common shares outstanding — basic	41,078	39,991

Earnings per common share — diluted	$0.25	$0.02

Weighted average common shares outstanding — diluted	41,879	41,090

Other comprehensive loss, net of tax:
Foreign currency translation adjustments, net of tax $0	$(4,315)	$(19,059)

Other comprehensive loss, net of tax	(4,315)	(19,059)

Comprehensive income (loss)	$6,034	$(18,138)

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2015 AND 2014

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$10,349	$921	$66,053	$58,807
Add back:
Special charges, net of tax (1)	—	960	—	9,637
Remeasurement of acquisition-related contingent consideration, net of tax (2)	(115)	(204)	(1,120)	(1,718)
Loss on early extinguishment of debt, net of tax (3)	—	—	11,881	—

Adjusted Net Income	$10,234	$1,677	$76,814	$66,726

Earnings per common share — diluted	$0.25	$0.02	$1.58	$1.44
Add back:
Special charges, net of tax (1)	—	0.02	—	0.24
Remeasurement of acquisition-related contingent consideration, net of tax (2)	(0.01)	—	(0.02)	(0.04)
Loss on early extinguishment of debt, net of tax (3)	—	—	0.28	—

Adjusted earnings per common share — diluted	$0.24	$0.04	$1.84	$1.64

Weighted average number of common shares outstanding — diluted	41,879	41,090	41,729	40,729

(1)	The tax effect takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). As a result, the effective tax rates for the adjustments related to special charges for both the three months and year ended December 31, 2014 was 41.0%. The tax expense related to the adjustments for special charges for the three months and year ended December 31, 2014 was $0.7 million or $0.02 impact on adjusted earnings per diluted share and $6.7 million or $0.16 impact on diluted earnings per share, respectively. There were no special charges for 2015.
(2)	The tax effect takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). As a result, the effective tax rate for the adjustments related to the remeasurement of acquistion-related contingent consideration for the three months and year ended December 31, 2015 was 40%. The effective tax rates for the adjustments related to the remeasurement of acquistion-related contingent consideration for the three months and year ended December 31, 2014 were 40.0% and 36.9%, respectively. The tax expense related to the adjustment for the remeasurement of acquistion-related contingent consideration for both the three months and year ended December 31, 2015 were $0.1 million and $0.01 impact on adjusted earnings per diluted share, and $0.7 million or a $0.02 impact on diluted earnings per share, respectively. The tax expense related to the adjustments for the remeasurement of acquistion-related contingent consideration for the three months and year ended December 31, 2014 were $0.1 million with no impact on adjusted earnings per diluted share and $1.0 million or $0.02 impact on diluted earnings per share, respectively.
(3)	The tax effect takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). As a result, the effective tax rate for the loss on early extinguishment of debt for the year ended December 31, 2015 was 39.3%. The tax benefit related to the loss on early extinguishment of debt for the year ended December 31, 2015 was $7.7 million, or a $0.18 impact on diluted earnings per share. During the three months ended December 31, 2015 and the year ended December 31, 2014, there was no loss on early extinguishment of debt.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2015 AND 2014

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended December 31, 2015
Corporate Finance & Restructuring	$111,586	$18,927	17.0%	62%	$386	838
Forensic and Litigation Consulting	116,715	8,811	7.5%	60%	$330	1,131
Economic Consulting	118,589	18,828	15.9%	70%	$529	599
Technology (1)	46,551	5,958	12.8%	N/M	N/M	349
Strategic Communications (1)	48,763	7,627	15.6%	N/M	N/M	599

	$442,204	60,151	13.6%			3,516

Corporate		(24,948)

Adjusted EBITDA		$35,203	8.0%

Year Ended December 31, 2015
Corporate Finance & Restructuring	$440,398	$90,101	20.5%	69%	$383	838
Forensic and Litigation Consulting	482,269	64,267	13.3%	64%	$319	1,131
Economic Consulting	447,909	62,330	13.9%	72%	$512	599
Technology (1)	218,599	39,010	17.8%	N/M	N/M	349
Strategic Communications (1)	189,974	27,727	14.6%	N/M	N/M	599

	$1,779,149	283,435	15.9%			3,516

Corporate		(77,673)

Adjusted EBITDA		$205,762	11.6%

Three Months Ended December 31, 2014
Corporate Finance & Restructuring	$93,072	$9,874	10.6%	61%	$368	706
Forensic and Litigation Consulting	121,138	19,443	16.1%	64%	$313	1,154
Economic Consulting	106,468	9,783	9.2%	69%	$503	574
Technology (1)	58,168	13,258	22.8%	N/M	N/M	344
Strategic Communications (1)	46,312	7,420	16.0%	N/M	N/M	566

	$425,158	59,778	14.1%			3,344

Corporate		(23,720)

Adjusted EBITDA		$36,058	8.5%

Year Ended December 31, 2014
Corporate Finance & Restructuring	$391,115	$55,492	14.2%	67%	$374	706
Forensic and Litigation Consulting	483,380	90,468	18.7%	69%	$321	1,154
Economic Consulting	451,040	59,282	13.1%	75%	$512	574
Technology (1)	241,310	63,545	26.3%	N/M	N/M	344
Strategic Communications (1)	189,367	22,588	11.9%	N/M	N/M	566

	$1,756,212	291,375	16.6%			3,344

Corporate		(80,823)

Adjusted EBITDA		$210,552	12.0%

(1)	The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2015 AND 2014

Three Months Ended December 31, 2015	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Corp HQ	Total
Net income							$10,349
Interest income and other							(392)
Interest expense							6,231
Income tax provision							7,577

Operating income	$17,425	$7,291	$17,836	$1,339	$6,165	$(26,291)	$23,765
Depreciation and amortization	694	998	876	4,421	491	1,343	8,823
Amortization of other intangible assets	808	522	308	198	971	—	2,807
Special charges	—	—	—	—	—	—	—
Remeasurement of acquisition-related contingent consideration	—	—	(192)	—	—	—	(192)

Adjusted EBITDA	$18,927	$8,811	$18,828	$5,958	$7,627	$(24,948)	$35,203

Year Ended December 31, 2015
Net income							$66,053
Interest income and other							(3,232)
Interest expense							42,768
Loss on early extinguishment of debt							19,589
Income tax provision							39,333

Operating income	$85,207	$58,185	$57,912	$22,832	$21,723	$(81,348)	164,511
Depreciation and amortization	2,835	3,860	3,562	15,390	2,070	3,675	31,392
Amortization of other intangible assets	3,550	2,222	1,232	788	3,934	—	11,726
Special charges	—	—	—	—	—	—	—
Remeasurement of acquisition-related contingent consideration	(1,491)	—	(376)	—	—	—	(1,867)

Adjusted EBITDA	90,101	64,267	62,330	39,010	27,727	(77,673)	205,762

Three Months Ended December 31, 2014	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Corp HQ	Total
Net income							$921
Interest income and other							(1,205)
Interest expense							12,488
Income tax provision							9,702

Operating income	$7,832	$16,663	$8,767	$9,194	$5,693	$(26,243)	$21,906
Depreciation and amortization	1,054	1,244	1,072	3,866	678	895	8,809
Amortization of other intangible assets	988	1,536	284	198	1,049	—	4,055
Special charges	—	—	—	—	—	1,628	1,628
Remeasurement of acquisition-related contingent consideration	—	—	(340)	—	—	—	(340)

Adjusted EBITDA	$9,874	$19,443	$9,783	$13,258	$7,420	$(23,720)	$36,058

Year Ended December 31, 2014
Net income							$58,807
Interest income and other							(4,670)
Interest expense							50,685
Income tax provision							42,604

Operating income	$46,913	$83,180	$55,282	$46,906	$15,603	$(100,458)	147,426
Depreciation and amortization	3,568	4,301	4,068	15,768	2,562	3,722	33,989
Amortization of other intangible assets	5,589	3,613	1,047	852	4,420	—	15,521
Special charges	84	308	12	19	3	15,913	16,339
Remeasurement of acquisition-related contingent consideration	(662)	(934)	(1,127)	—	—	—	(2,723)

Adjusted EBITDA	55,492	90,468	59,282	63,545	22,588	(80,823)	210,552

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2015 AND 2014

(in thousands)

	Year Ended December 31,
	2015	2014
Operating activities
Net income	$66,053	$58,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,392	35,126
Amortization and impairment of other intangible assets	11,726	15,521
Acquisition-related contingent consideration	(1,200)	(1,676)
Provision for doubtful accounts	15,564	18,252
Non-cash share-based compensation	17,951	22,848
Non-cash interest expense	2,521	2,691
Loss on early extinguishment of debt	19,589	—
Other	(760)	(522)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(35,648)	(43,072)
Notes receivable	3,106	(18,253)
Prepaid expenses and other assets	(3,557)	10,733
Accounts payable, accrued expenses and other	(4,718)	980
Income taxes	18,491	15,283
Accrued compensation	4,780	11,106
Billings in excess of services provided	(5,370)	7,577

Net cash provided by operating activities	139,920	135,401

Investing activities
Payments for acquisition of businesses, net of cash received	(575)	(23,467)
Purchases of property and equipment	(31,399)	(39,256)
Other	237	5,128

Net cash used in investing activities	(31,737)	(57,595)

Financing activities
Borrowings under revolving line of credit, net	200,000	—
Payments of long-term debt	(425,671)	(6,014)
Payments of debt financing fees	(3,843)	—
Deposits	3,227	13,071
Purchase and retirement of common stock	(26,532)	(4,367)
Net issuance of common stock under equity compensation plans	16,666	4,772
Other	191	(1,132)

Net cash (used in) provided by financing activities	(235,962)	6,330

Effect of exchange rate changes on cash and cash equivalents	(6,141)	(6,289)

Net increase in cash and cash equivalents	(133,920)	77,847
Cash and cash equivalents, beginning of period	283,680	205,833

Cash and cash equivalents, end of period	$149,760	$283,680

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31, 2015 AND DECEMBER 31, 2014

(in thousands, except per share amounts)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$149,760	$283,680
Accounts receivable:
Billed receivables	405,000	381,464
Unbilled receivables	280,538	248,462
Allowance for doubtful accounts and unbilled services	(185,754)	(144,825)

Accounts receivable, net	499,784	485,101
Current portion of notes receivable	36,115	27,208
Prepaid expenses and other current assets	55,966	60,852

Total current assets	741,625	856,841
Property and equipment, net of accumulated depreciation	74,760	82,163
Goodwill	1,198,298	1,211,689
Other intangible assets, net of amortization	63,935	77,034
Notes receivable, net of current portion	106,882	122,149
Other assets	43,518	41,723

Total assets	$2,229,018	$2,391,599

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$89,845	$99,494
Accrued compensation	227,783	220,959
Current portion of long-term debt	—	11,000
Billings in excess of services provided	29,449	35,639

Total current liabilities	347,077	367,092
Long-term debt	494,772	688,404
Deferred income taxes	139,787	134,600
Other liabilities	99,779	98,757

Total liabilities	1,081,415	1,288,853

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 41,235 (2015) and 41,181 (2014)	412	412
Additional paid-in capital	400,705	393,174
Retained earnings	855,481	789,428
Accumulated other comprehensive loss	(108,995)	(80,268)

Total stockholders’ equity	1,147,603	1,102,746

Total liabilities and stockholders’ equity	$2,229,018	$2,391,599